Exhibit 99.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South
5th Floor Woodbridge, NJ 08830

February 27, 2017 VIA FEDERAL EXPRESS AND ELECTRONIC MAIL	T – (732) 395-4400 F – (732) 395-4401 www.lucbro.com

George Wight Armada Enterprises GP, LLC Wight International Construction, LLC 40 Wall Street, 28th Floor New York, NY 10005	45 Rockefeller Plaza Suite 2000 New York, NY 10111

Re.	Termination and Demand

Dear Mr. Wight:

We are legal counsel to Yangtze River Development Limited (the “Company”). Reference is made to that certain (i) Contribution, Conveyance and Assumption Agreement, dated October 3, 2016, by and among the Company, Armada Enterprises GP, LLC (“Armada”) and Wight International Construction, LLC (“Wight”), (ii) the first addendum thereto, dated October 3, 2016, and (iii) the second addendum thereto, dated November 16, 2016 (collectively, the “Agreement”).

As specified below, Armada and Wight are in default with respect to the Agreement and, as such, we hereby notify you that the Agreement is terminated as of the date hereof.

Pursuant to the Agreement, Armada agreed to procure up to $1,000,000,000 in construction financing for the benefit of the Company. The deadline for closing the first tranche of financing in an amount of no less than $200,000,000 was required to be completed on or before January 18, 2017. To date, no financing has ever occurred.

Despite the clear and material breach of the Agreement, the Company has attempted, in good faith, to work toward a resolution. On January 19, 2017, the Company sent to you a notice of default, which provided you the opportunity to propose a cure for the default. On January 22, 2017, you responded by letter proposing that you would deliver $50,000,000 in working capital to the Company by February 15, 2017 and $150,000,000 in construction financing by March 15, 2017. On February 16, 2017, you forwarded the Company an email exchange between your lawyer and yourself stating that it would be between three to six months before your personal insurance bond transaction would close from which you would be able to provide the $50,000,000 in working capital to the Company. Therefore, the only funding source from which to attempt to satisfy your contractual requirements was the Net Lease Capital Advisors commitment, which was at least four to ten weeks away from potentially closing. This was not acceptable to the Company. On February 16, 2017, the Company advised you that if a $5,000,000 good faith payment and a personal guarantee for $200,000,000 were not delivered to the Company by February 22, 2017, the Company would exercise its right to terminate the Agreement. No action has been taken on your part to date.

Page 2 February 27, 2017

As part of the share exchange under the Agreement, the Company issued a convertible promissory note in the principal amount of $500,000,000 (the “Note”) in favor of Wight, as well as 50,000,000 shares of the Company’s common stock. The Note has since been fully converted into 50,000,000 shares of the Company’s common stock. As of the date of this letter, 100,000,000 shares of the Company’s common stock have been issued to Wight in the aggregate (the “Shares”). The Shares were issued to Wight in certificate form with a restrictive legend stating that the Shares were subject to the performance of Armada and Wight under the Agreement.

Due to your complete failure to perform pursuant to the terms and conditions contained in the Agreement (despite the Company’s reasonable attempts to allow you to cure the defaults), the Shares remain un-earned. No consideration has been paid for the Shares and, as such, any sale, clearance and/or trading of the Shares is a violation of United States securities laws. As provided in the Agreement, upon termination thereof, you are contractually obligated to return the Shares to the Company.

We hereby demand the immediate return of the original share certificate evidencing the Shares, together with a signed letter of instruction addressed to Vstock Transfer, Inc. instructing the cancellation of said Shares, on or before February 28, 2017 at 5 pm EST. You are further instructed not to lien, pledge, hypothecate or encumber the Shares.

Failure to comply with the terms of this letter will result in my client taking immediate legal action, including, but not limited to, filing a lawsuit against you, and/or any related culpable parties, to protect my client’s rights and interests. Among other requests for judicial relief, my client shall be seeking all injunctive, compensatory and punitive relief available at law or in equity, including, but not limited to, attorney’s fees and expenses.

This letter does not constitute a complete or exhaustive statement of all of Company’s rights or claims. Nothing stated herein is intended as, nor should it be deemed to constitute, a waiver or relinquishment of any of my client’s rights or remedies, whether legal or equitable, all of which are hereby expressly reserved.

Very truly yours,

/s/ Joseph M. Lucosky
Joseph M. Lucosky